                   SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities
           Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                    Giant Industries, Inc.
       (Name of Registrant as Specified In Its Charter)

                 ----------------------------
           (Name of Person(s) Filing Proxy Statement
                if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         ........................................................
     2)  Aggregate number of securities to which transaction
         applies:
         ........................................................
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
         state how it was determined):
         ........................................................
     4)  Proposed maximum aggregate value of transaction:
         ........................................................
     5)  Total fee paid:
         ........................................................
[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by
     Exchange Act Rule 0-11(a)(2) and identify the filing for
     which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
     Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         ........................................................
     2)  Form, Schedule or Registration Statement No.:
         ........................................................
     3)  Filing Party:
         ........................................................
     4)  Date Filed:
         ........................................................

GIANT INDUSTRIES, INC.                                       LOGO
23733 NORTH SCOTTSDALE ROAD
SCOTTSDALE, ARIZONA 85255


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Giant Industries, Inc.:

     The Annual Meeting of Stockholders of Giant Industries, Inc.
(the "Company") will be held at the Albuquerque Marriott Hotel, 2101 Louisiana Boulevard, NE, Albuquerque, New Mexico 87110, on
Thursday, May 16, 1996, at 10:00 a.m., for the following purposes:

     1. To elect one director to Class I of the Board of Directors in accordance with Article FIFTH of the Restated Certificate of Incorporation;

     2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the year ending December 31, 1996; and

     3. To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

     Only holders of record of the Company's common stock at the close of business on March 22, 1996, will be entitled to notice of, and to vote at, such meeting. A list of stockholders entitled to vote at the meeting will be open for inspection at the Company's corporate headquarters for any purpose germane to the meeting during ordinary business hours for ten days prior to the date of the meeting.

     Your attention is directed to the accompanying Proxy Statement. It is important that your shares be represented and voted whether or not you expect to attend the meeting in person. Therefore, please date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States.

                              By Order of the Board of Directors

                              /s/ James E. Acridge
                              ----------------------------------
                              James E. Acridge
                              Chairman of the Board of Directors

Scottsdale, Arizona
March 29, 1996

                    GIANT INDUSTRIES, INC.
                 23733 NORTH SCOTTSDALE ROAD
                  SCOTTSDALE, ARIZONA 85255

                       PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Giant Industries, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on May 16, 1996, at 10:00 a.m., or at any postponement or adjournment thereof. The Annual Meeting will be held at the Albuquerque Marriott Hotel, 2101 Louisiana Boulevard, NE, Albuquerque, New Mexico 87110.

      This Proxy Statement and the accompanying form of proxy are being first mailed to stockholders on or about March 29, 1996. The stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; or (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (c) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy which is not revoked will be voted at the Annual Meeting in accordance with the stockholder's instructions. If you return a properly signed and dated proxy card but do not mark any choices on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

     Proxies will be solicited from the Company's stockholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that directors, officers and regular employees of the Company may make further solicitation personally or by telephone or mail.

     Only holders (the "Stockholders") of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), at the close of business on March 22, 1996 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. On the Record Date there were 11,255,018 shares of Company Common Stock outstanding. Each share of Company Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. An affirmative vote of a majority of the shares of Company Common Stock represented and entitled to vote at the Annual Meeting is required for approval of all items being submitted to the Stockholders for their consideration. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all proposals except the election of directors. Abstentions are included in the determination of the number of shares represented for a quorum. Abstentions will have the effect of a negative vote on a proposal. Broker non-votes are not counted for purposes of determining whether a quorum is present or whether a proposal has been approved. Proxies will be tabulated by the Company's transfer agent. The Company shall, in advance of the Annual Meeting, appoint one or more Inspectors of Election to count all votes and ballots at the Annual Meeting and make a written report thereof.

     The Annual Report of the Company for the year ended December
31, 1995, is being mailed to Stockholders with this Proxy Statement.

                    ELECTION OF DIRECTORS

NOMINEE

     The Board of Directors of the Company consists of six directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, the directors are divided into three classes. There are currently three Class III directors, two Class II directors and one Class I director. The term of office of the Class I director expires at the 1996 Annual Meeting of Stockholders.

     The Board of Directors proposes that Mr. F. Michael Geddes be elected to serve as the Class I director for a term of three years until the Annual Meeting of Stockholders in 1999 and until his successor is elected and qualified. This nominee is currently serving as a Class I director, and a brief description of the business experience of this nominee for the last five years is set forth below. UNLESS OTHERWISE INSTRUCTED, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE FOR THE ELECTION OF SUCH NOMINEE. The nominee has consented to being named herein and has indicated his intention to serve if elected. If for any reason the nominee should become unable to serve as a director, the accompanying proxy may be voted for the election of a substitute nominee designated by the Board of Directors.

NOMINEE             AGE, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
-------             -------------------------------------------------
F. Michael Geddes   F. Michael Geddes, age 56, has served as a
                    director of the Company since September 1991 and is a member of the Audit Committee. He has been the Chairman and President of Geddes and Company, a private investment and consulting firm, since
                    October 1978. He also serves as Chairman and Chief Executive Officer of Coe & Van Loo
                    Consultants, Inc., an engineering and land planning firm; CVL Consultants, Inc., a corporation engaged in engineering and land planning; GS&B Holding, Inc., a holding company with ownership interests in a financial futures brokerage firm; Eagle Western Properties Company, a firm involved in real estate management, development and brokerage; and Athearn, Inc., a manufacturer of HO scale model trains.

OTHER DIRECTORS AND EXECUTIVE OFFICERS

     The remaining directors and executive officers of the Company, as of January 1, 1996, are listed below:

NAME                   AGE   POSITION                    CLASS(1)
----                   ---   ------------------------    --------

James E. Acridge        55   Chairman of the Board,       III
                             President and Chief          1998
                             Executive Officer

George C. Hixon         58   Director                     III
                                                          1998

Fredric L. Holliger     47   Director, Executive Vice     II
                             President and Chief          1997
                             Operating Officer

Harry S. Howard, Jr.    77   Director                     II
                                                          1997

Richard T. Kalen, Jr.   53   Director                     III
                                                          1998

A. Wayne Davenport      47   Vice President and
                             Chief Financial Officer

Morgan Gust             48   Vice President and General
                             Counsel, Vice President
                             Administration and Secretary

Gary L. Nielsen         53   Vice President Finance,
                             Treasurer and Assistant Secretary
_______________

(1) Each director's term of office expires in the year set forth opposite his name above. Directors elected at the Annual Meeting of Stockholders shall be elected for a term of three years and will hold office until their successors have been elected and qualified. Each officer serves until his successor is chosen and qualified or until his earlier resignation or removal.

     James E. Acridge has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since October 1989. Mr. Acridge also serves as Chairman of the Nominating Committee. Mr. Acridge is Chairman of the Board of Directors, President and Chief Executive Officer of Giant Industries Arizona, Inc. ("Giant") and Chairman of the Board of Directors of Giant Exploration & Production Company ("Giant E&P"). Giant and Giant E&P are the Company's principal wholly-owned subsidiaries. Mr. Acridge started Giant in 1969 and has served continuously as its Chairman of the Board of Directors, President and Chief Executive Officer.

     George C. Hixon has served as a director of the Company since December 1989. Mr. Hixon also serves as a member of the Compensation and Nominating Committees. Mr. Hixon was a member of the Board of Directors of Giant E&P from 1988 to August 1990. He has served as Vice President of Hixon Properties Incorporated since 1981 and as a director since May 1993. Hixon Properties Incorporated is principally engaged in real estate development and operations.

     Fredric L. Holliger has served as a director, Executive Vice President and Chief Operating Officer of the Company since October 1989. Mr. Holliger joined Giant as Senior Vice President and President of the Giant refining division in February 1989 and continues to serve as a director, Executive Vice President and Chief Operating Officer of Giant. Since May 1993, he has also served as a director and President and Chief Executive Officer of Giant E&P. Before joining Giant, he served for two years as President of Northern Natural Gas Company, a division of Enron Corp., Omaha, Nebraska ("Northern Natural") and prior thereto was employed by Northern Natural for 14 years, serving in a variety of marketing, supply, operations and petroleum engineering capacities.

     Harry S. Howard, Jr. has served as a director of the Company since January 1992. He also serves as Chairman of the Audit Committee and as a member of the Compensation Committee. He is the retired
President and Chief Operating Officer of American Can Company.

     Richard T. Kalen, Jr. has served as a director of the Company since December 1989. Mr. Kalen also serves as Chairman of the Compensation Committee and as a member of the Audit and Nominating Committees. He has been the President and owner of Kalen & Associates, an executive search and consulting firm, since April 1988. Before forming his own firm, Mr. Kalen served from 1983 to 1986 as a Managing Director - Energy Practice of Spencer Stuart Associates, a multinational executive search firm, and from 1986 to 1988 as an Executive Vice President of Youngs & Company, an executive search firm.

     A. Wayne Davenport served as Vice President and Corporate Controller commencing May 1994 and, since May 1995, serves as Vice President and Chief Financial Officer. He also serves in such positions for Giant and Giant E&P. Prior to joining the Company in March 1994, Mr. Davenport was an investor in crude oil and natural gas properties and a consultant to the industry. From February 1987 to September 1992, he served in various positions, the last being Executive Vice President and Chief Financial Officer, with Hondo Oil & Gas Company, a company engaged in refining, marketing, exploration and production. Mr. Davenport was an audit partner for the accounting firm of Ernst & Young from May 1982 until February 1987.

     Morgan Gust has served as Secretary and General Counsel of the Company since August 1990 and as Vice President since September 1990. In addition, he has served as Vice President Administration since October 1992. He also serves in such capacities and as a director of Giant and Giant E&P. Before joining the Company, Mr. Gust was President of Tucson Resources, Inc., an investment and financial services company, where he served first in the capacity of Vice President and General Counsel and later as Executive Vice President. From September 1975 to July 1988, Mr. Gust was a partner in the law firm of Gust, Rosenfeld and Henderson.

     Gary L. Nielsen has served as Treasurer and Assistant Secretary of the Company since October 1989, Vice President since September 1990, and Vice President Finance since September 1992. He also serves in such capacities for both Giant and Giant E&P. Mr. Nielsen joined Giant as its Treasurer in October 1986. Before joining Giant, he was Senior Vice President and Chief Financial Officer of the casino hotel division of Del Webb Corporation from April 1978 to March 1986, and Chief Financial Officer of the Crescent Hotel Group from March 1986 to October 1986.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held ten meetings during 1995.  The
Board has established an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee of the Board of Directors is comprised of Messrs. Howard (Chairman), Geddes and Kalen. The Audit Committee, among other functions: (i) reviews and recommends the engagement each year of the Company's independent auditors; (ii) consults with independent auditors on the adequacy of the Company's internal controls; (iii) reviews with the independent auditors the auditors' reports on the Company's financial statements and submits such reports to the Board of Directors with the Committee's recommendations and comments; and (iv) takes such other steps as the Committee deems necessary to carry out the normal functions of an audit committee. The Audit Committee held three meetings during 1995.

     The Compensation Committee of the Board of Directors is comprised of Messrs. Kalen (Chairman), Hixon and Howard. The Compensation Committee determines the compensation of the Chief Executive Officer and Chief Operating Officer. It reviews, modifies if necessary and approves recommendations by the Chief Executive Officer as to the compensation of other officers and key personnel. It also establishes the Company's management incentive plan each year. Further, the Committee oversees the administration of the Company's 1989 Stock Incentive Plan, as amended (the "Stock Incentive Plan"). The Compensation Committee held one meeting during 1995.

     The Nominating Committee of the Board of Directors, comprised of Messrs. Acridge (Chairman), Hixon and Kalen, studies and makes recommendations concerning the composition of the Board of Directors and the committees thereof, reviews the qualifications of potential candidates for director of the Company and recommends to the Board nominees for election as directors. The Nominating Committee will also consider as nominees for director persons recommended by the stockholders. Such recommendations should be sent to the Secretary of the Company not later than 120 days preceding the next Annual Meeting of Stockholders at which directors are to be elected and should include the address of the person and a brief description of his or her qualifications. The Nominating Committee held one meeting during 1995.

     During 1995, all incumbent directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which each such person was a director) and (ii) the total number of meetings held by all committees on which such director served (during the periods that such director so served).

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are entitled to compensation for services rendered as a board member calculated as follows: (i) $1,500 per month for each calendar month or portion thereof during which such person was a director, (ii) $1,500 for each in-person meeting and $500 for each telephonic meeting of the Board of Directors attended by such director, and (iii) $750 for the Chairman and $500 for each member of the Board's Audit, Compensation and Nominating Committees for each in-person meeting attended by such director. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors and Committee meetings.

                    EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers for services rendered to the Company and its subsidiaries during the periods indicated.


                        SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                       -------------------------
                                          ANNUAL COMPENSATION                   AWARDS
                                -------------------------------------  -------------------------
                                                           OTHER(1)    RESTRICTED(2)  SECURITIES    ALL(3)
                                                           ANNUAL         STOCK       UNDERLYING    OTHER
NAME AND                                SALARY     BONUS   COMPEN-       AWARDS        OPTIONS/     COMPEN-
PRINCIPAL POSITION              YEAR     ($)        ($)    SATION ($)       ($)        SARS (#)   SATION ($)
-----------------------------   ----  ---------  --------  ----------  -------------  ----------  ----------
James E. Acridge                1995  $514,500   $    -0-    $--           -0-            -0-       $5,455
Chairman of the Board,          1994   514,500        -0-     --           -0-            -0-        5,136
President and Chief Executive   1993   514,500    498,784     --           -0-         15,000        4,694
Officer

Fredric L. Holliger             1995   281,635        -0-     --           -0-            -0-        6,062
Director, Executive Vice        1994   273,104        -0-     --           -0-            -0-        5,852
President and Chief             1993   259,996    210,000     --           -0-         12,000        5,233
Operating Officer

Morgan Gust                     1995   202,650        -0-     --           -0-            -0-        6,062
Vice President and General      1994   180,339        -0-     --           -0-            -0-        5,852
Counsel, Vice President         1993   151,700    139,788     --           -0-         10,000        5,233
Administration and Secretary

A. Wayne Davenport(4)           1995   157,827        -0-     17,081       -0-            -0-        6,062
Vice President and              1994   112,500        -0-     37,710       -0-          5,000          -0-
Chief Financial Officer

Gary L. Nielsen                 1995   132,000        -0-     14,788       -0-            -0-        5,552
Vice President Finance,         1994   130,319        -0-     14,386       -0-            -0-        5,852
Treasurer and Assistant         1993   125,350     88,776     --           -0-          6,000        4,842
Secretary

_______________
(1) Excluded from this column in relation to all of the named executive officers other than Mr. Davenport and Mr. Nielsen are perquisites and other personal benefits (including any car allowances and any amounts paid for group medical insurance premiums in excess of amounts paid generally for all salaried employees) which in no case were in aggregate in an amount in excess of the lesser of either $50,000 or 10% of the total annual salary and bonus of any such named executive officer. Mr. Davenport received compensation in the form of perquisites and other personal benefits totalling $17,081 in 1995, including $7,200 as a car allowance and $9,001 of relocation expenses and totalling $37,710 in 1994, including $31,499 of relocation expenses. Mr. Nielsen received compensation in the form of perquisites and other personal benefits totalling $14,788 in 1995, including $8,400 as a car allowance and $5,232 of club dues and totalling $14,386 in 1994, including $8,400 as a car allowance and $4,920 of club dues.

(2) The unvested aggregate amount and value of restricted stock held by the named executive officers as of December 31, 1995 is as follows: Mr. Acridge 13,061 shares, $159,997 value; Mr. Holliger 2,902 shares, $35,550 value. This restricted stock is the unvested portion of the following restricted stock grant:

                                     NUMBER
                          DATE OF   OF SHARES
           NAME            GRANT      AWARDED        VESTING SCHEDULE
     ----------------     -------   ---------  ---------------------------
     James E. Acridge     9/15/89    90,713    approximately 1/7th per
                                               year through 1996

     Fredric L. Holliger  9/15/89    18,142    approximately 12% per year
                                               through 1992 and 16% per
                                               year through 1996

     Continued service with the Company or a subsidiary is a condition to each annual vesting. Restricted stock grants made prior to 1990 were made by Giant and were converted to Company Common Stock when the Company was incorporated and became a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").
     The value of unvested restricted stock as set forth above was determined by using the closing market price per share for Company Common Stock at the end of 1995 as reported by the New York Stock Exchange. The Stock Incentive Plan provides that in the event of a "Change of Control", unless otherwise determined by the Compensation Committee prior to the "Change of Control", all restricted stock becomes fully vested. These officers will receive non-preferential dividends on the shares, if and when the shares vest.

(3) The amounts disclosed in this column for 1995 represent 401(k) Company matching contributions of $500 for each of the named executive officers, other than Mr. Acridge who did not participate in the Company's 401(k) Plan. The balance of the amounts disclosed for 1995 are the value of Company contributions allocated to each of the Employee Stock Ownership Plan accounts of the named executive officers or, in the case of Mr. Acridge, to a substitute non-qualified deferred compensation plan.

(4)  Mr. Davenport joined the Company on March 21, 1994.

     The following table provides information on option exercises during 1995 by the named executive officers and the value of such officers' unexercised options at December 31, 1995.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING  VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS/       IN-THE-MONEY
                                                         SARS AT FISCAL         OPTIONS/SARS AT
                           SHARES                        YEAR-END (#)         FISCAL YEAR-END($)
                         ACQUIRED ON      VALUE          EXERCISABLE/            EXERCISABLE/
     NAME              EXERCISE (#)(1)  REALIZED ($)     UNEXERCISABLE         UNEXERCISABLE(2)
---------------------  ---------------  ------------  ---------------------  -------------------
James E. Acridge.....         -0-            -0-        100,554/21,160        $321,547/$70,322
Fredric L. Holliger..         -0-            -0-         31,551/ 8,592         100,123/ 29,768
Morgan Gust..........         -0-            -0-         17,667/ 7,333          80,752/ 42,999
A. Wayne Davenport...         -0-            -0-          1,667/ 3,333           5,001/  9,999
Gary L. Nielsen......         -0-            -0-          7,900/ 4,600          45,300/ 27,200

_______________
(1) No stock options were exercised in 1995 by the named executive officers.

(2) Calculated based upon the difference between the closing market price per share for Company Common Stock at the end of 1995 as reported by the New York Stock Exchange and the exercise price.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Mr. Acridge and Mr. Holliger effective December 21, 1989, and Mr. Gust effective August 1, 1990. The agreements currently provide for base salary at an annual rate as follows: Mr. Acridge - $514,500; Mr. Holliger - $283,560; and Mr. Gust - $206,700. The
amounts are subject to change during the respective terms of such agreements as the Board of Directors deems appropriate consistent with the normal historical business practices of the Company and the salary adjustments of other executive officers. Mr. Acridge's and Mr. Holliger's agreements expire on April 30, 1997, and Mr. Gust's expires on July 31, 1997, each agreement subject to an automatic two-year extension unless, not later than one year prior to the expiration date, the Company or the executive officer gives notice not to extend the agreement. In addition, in the event of a change in control of the Company (as defined in the agreements), the expiration date of each agreement is automatically extended to a date no earlier than three years following the date of such change in control. Each agreement provides that the executive is entitled to participate in any stock option, stock purchase, annual bonus, pension, profit sharing, life insurance and medical benefit plans and such other fringe benefits that may be applicable to the Company's senior executive employees.

     If the executive's employment is terminated by reason of his death, by the Company for cause (as defined in the agreement) or disability (as defined in the agreement), or by the executive for any reason (other than for good reason as defined in the agreement following the occurrence of a change in control of the Company), the executive is entitled to his compensation through the date of his termination.

     If, absent a change in control of the Company, the executive's employment is terminated by the Company other than for cause or disability, the executive will continue to receive, at the time such payments would be payable, his full base salary and bonus payments that would otherwise have been payable to him through the term of the agreement, as if he had not been terminated.

     If, following a change in control of the Company, the executive's employment is terminated by the Company other than for cause or disability, or by the executive for good reason, the executive will receive a lump sum payment of the salary and bonus payments that would have been payable through the term of the agreement, as if he had not been terminated. For Federal income tax purposes, Section 280G of the Internal Revenue Code of 1986, as amended, may limit the deductibility by the Company of any such lump sum payment.

     For purposes of the preceding two paragraphs, the executive's salary following his termination through the remaining term of the agreement will be considered to be equal to his salary on his date of termination; and his bonus through such term shall be considered to be equal to the average of the annual bonuses paid to the executive in the last three fiscal years.

                COMPENSATION COMMITTEE REPORT
                  ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of
Regulation S-K.   Notwithstanding anything to the contrary set
forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the total return graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

     The duties of the Compensation Committee include (i) establishing the appropriate level of compensation for the Chief Executive Officer and the Chief Operating Officer, (ii) reviewing, modifying if necessary, and approving the Chief Executive Officer's recommendations for compensation of other officers and certain key personnel, (iii) formulating and adopting annual bonus or profit sharing plans for management, and (iv) administration of the Company's 1989 Stock Incentive Plan, which Plan was adopted by the Board of Directors and approved by the stockholders in 1989. Annual bonus or profit sharing plans generally include criteria for cash bonuses for key personnel who, by the nature and scope of their positions, significantly impact the overall results and success of the Company. The Stock Incentive Plan states that its purpose is to enable the Company and its subsidiaries to obtain and retain competent personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating officers and other key employees that are linked directly to increases in stockholder value.

     The major elements considered by the Committee in establishing executive compensation are the following:

     (1) The level of compensation paid executive officers in similar positions by other companies. To ensure that pay is competitive, the Committee, from time to time, compares the Company's total compensation and benefits packages with those of other companies in the same or similar industries or with other similar attributes such as size or capitalization. Some, but not all, of these companies are included in the S&P Industrials Index and the S&P Energy Composite Index which are used for comparative purposes in the total return graph which follows this report. Many of the companies used in such indexes are engaged in different businesses than those engaged in by the Company and almost all are larger. The Committee recognizes that the Company's asset and business mix is rather unique given the Company's relatively small size, making direct comparisons of compensation difficult. The Committee also recognizes, however, that total compensation for similar positions must be competitive to attract and retain competent employees.

     (2)  The individual performance of each executive officer.
          Individual performance includes any specific accomplishments of such executive officer, demonstration of job knowledge and skills, teamwork and demonstration of the Company's six core values as set forth in the Company's Strategic Plan.

     (3) The responsibility and authority of each position relative to other positions within the Company.

     (4) Corporate performance and business unit performance. Corporate performance and business unit performance are evaluated both subjectively and objectively. Subjectively, the Compensation Committee discusses and makes its own determination of how the Company and each business unit performed relative to the opportunities and difficulties encountered during the year and relative to the performance of competitors and business conditions. Objectively, corporate performance and business unit performance are measured respectively by pretax profit, cash flow and other financial results compared to budgeted results.

     (5) Incentives for executive officers to make decisions and take actions which will increase the market value of Company Common Stock over the long term and which encourage such officers to remain with the Company as long-term employees.

     In the case of base salary and awards granted under the 1989 Stock Incentive Plan, the application and weight given each of these factors is not done mechanically or quantitatively but rather the Committee uses its discretion, best judgment and the experience of its members to examine the totality of all of the relevant factors. In exercising this discretion, the Committee believes that it tends to give greater weight to factors (1),
(2), and (3) above in fixing base salary and any merit/cost of living increase and to factor (5) in making awards under the 1989 Stock Incentive Plan. In applying factor (1), the Committee believes it has set total compensation approximately in the mid-range of amounts paid to equally competent employees in similar positions at other companies, after giving effect to the fact that the Company does not have a defined benefit or actuarial pension plan while contributions by companies with such plans tend to be quite significant, and the Committee's belief that the Company has historically granted fewer stock options than appears to be the practice at other companies.

     For 1995, the profit sharing plan tied cash bonuses directly to corporate performance, business unit performance and individual performance as follows:

     a. Corporate Performance. Pretax LIFO earnings for the Company (increased or decreased to eliminate unusual nonrecurring items such as ceiling test adjustments and calculated prior to accruals for payment of incentive bonuses) must have achieved a certain predetermined threshold before any bonus could be paid. Above the threshold, the percentage of a participant's base salary which could be paid in a bonus increased as such earnings increased.

     b. Business Unit Performance. The Company's business units are Refining and Marketing, Retail, Exploration and Production, and Corporate. For a participant assigned to a business unit to receive a bonus, the participant's business unit must have met at least 80% of its 1995 budget projections, with certain exceptions.

     c. Individual Performance. To be eligible to participate, a participant's performance must have been evaluated to be at a level that at least "meets job requirements." Performing at a level "above job requirements" or "well above job requirements" allowed the participant to be considered for a larger bonus. In addition, such participant must have been employed by the Company on the date that the bonus is paid, which shall be no later than March 15, 1996.

     If each one of these three criteria was met, a participant was eligible to receive a cash bonus in an amount equal to a percentage of the participant's base salary to be determined by a matrix. In 1995 the Company had to achieve at least 80% of its 1995 budgeted results before any bonuses could be paid under the Plan. Because this threshold level of performance was not achieved, a final matrix was not formally adopted by the Committee. The proposed matrix, however, would have allowed an executive, including the Chief Executive Officer, to receive a bonus ranging from 0% to 35% of base salary depending on the level of individual performance if pretax LIFO earnings adjusted as described above met the predetermined minimum threshold. In setting the percentage range matrix of base salary which can be paid as bonus, the Committee acts in its discretion utilizing its best judgment and the experience of its members to weigh total compensation and bonuses paid in the market place by other companies, the relative difficulty and likelihood of achieving various levels of pretax LIFO earnings, the Company's size and the volatility and competitiveness of its business, and any other matters considered relevant by a member of the Committee. The bonus or profit sharing plan is generally administered as to eligible personnel other than the Chief Executive Officer and Chief Operating Officer by an Administrative Committee consisting of the Chief Executive Officer, Chief Operating Officer, Vice President Administration and General Counsel, and Director of Personnel. As to the Chief Executive Officer and Chief Operating Officer, the amount of cash bonus to be paid pursuant to a plan is administered by the Compensation Committee.

     The Compensation Committee and the Board of Directors reserve the right, in their sole discretion, to amend, modify or eliminate the annual bonus or profit sharing plan or its application or administration, in whole or in part, in future years. If the Compensation Committee determines to continue such a plan to future years, the matrix and other elements of the plan will be adjusted to reflect the amount of pretax earnings to be required before the plan becomes effective, the range of bonuses which may be paid as a percentage of base salary at various levels of pretax earnings, and other such matters.

     The Revenue Reconciliation Act of 1993 includes a provision limiting tax deductions for certain executive compensation in excess of $1,000,000 for each executive. The Committee understands that this limitation generally applies to all compensation otherwise deductible for tax years beginning after December 31, 1993. However, qualified performance based compensation, payments made to tax qualified retirement plans and the payment of excludable fringe benefits are not included in the deduction limit. In addition, compensation otherwise subject to the limit paid pursuant to a binding written contract in effect on February 17, 1993 and at all times thereafter is not subject to the deduction limit. The Compensation Committee has analyzed the impact of this tax law on the compensation policies of the Company, has determined that historically the effect of this provision on the taxes paid by the Company would not have been significant, and has decided for the present to not modify the compensation policies of the Company based on such tax law. The Committee will periodically reconsider its decision as circumstances dictate.

     The foregoing compensation policies were applied to the Chief Executive Officer's compensation for services rendered in 1995. The Chief Executive Officer's base salary for 1995 was the amount of base compensation established pursuant to his Employment Agreement of December 21, 1989 but without the benefit of any merit increase, cost of living increase or other increase in base salary. A merit/cost of living increase of approximately 4% was generally granted to employees in 1995. A similar increase would have been granted to the Chief Executive Officer, pursuant to the criteria set forth above, but for the fact that he voluntarily chose to forego this increase.

     The Chief Executive Officer did not receive a cash bonus for services rendered in 1995. The Committee concluded that the Chief Executive Officer performed at a level "well above job requirements" during 1995. The level of performance was determined by the Compensation Committee utilizing its best judgment and based on its first-hand observations and the accomplishments of the Company. However, as stated above, the Company did not achieve the pretax earnings threshold required before a cash bonus would be paid in 1995. For this same reason, none of the other named executive
officers received a cash bonus.   No additional grants or options to
acquire Company Common Stock under the Stock Incentive Plan were made during 1995 to the Chief Executive Officer. The Committee determined that in light of previous grants and the Chief Executive Officer's level of ownership of Company Common Stock, no additional grants to the Chief Executive Officer linking incentives directly to increases in shareholder value were required in 1995.

        Chief Executive Officer:    Compensation Committee:

        James E. Acridge            Richard T. Kalen, Jr.
                                    George C. Hixon
                                    Harry S. Howard, Jr.

                   COMPARISON OF CUMULATIVE TOTAL RETURN
                 AMONG THE COMPANY, S&P INDUSTRIALS INDEX,
                      AND S&P ENERGY COMPOSITE INDEX

                          1990    1991    1992    1993    1994    1995
                          ----    ----    ----    ----    ----    ----
Giant Industries, Inc.    100     71.47   78.80  150.28  109.96  183.87
S&P Industrials           100    130.76  138.21  150.69  156.45  210.56
S&P Energy Composite      100    107.53  109.72  126.98  131.85  172.41



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the
beneficial ownership of Company Common Stock as of February 29, 1996
(unless otherwise noted) by: (i) each stockholder who is known by the
Company to own beneficially in excess of 5% of the outstanding
Company Common Stock; (ii) each director of the Company and each executive officer named in the Summary Compensation Table; and (iii)
all executive officers and directors of the Company as a group.
Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Company Common Stock, except to the extent that authority is shared by spouses under applicable law. The Company
Common Stock constitutes the only outstanding class of equity securities of the Company. As of February 29, 1996, there were 315 record holders of Company Common Stock.

NAME AND ADDRESS                           AMOUNT OF         PERCENT
OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP   OF CLASS
----------------------------------    --------------------   --------
James E. Acridge (1)(8)
23733 North Scottsdale Road
Scottsdale, Arizona 85255                2,872,901            25.29%

F. Michael Geddes
2930 East Camelback Road, Suite 110
Phoenix, Arizona 85016                       3,200              *

George C. Hixon (2)
112 East Pecan Street, Suite 2625
San Antonio, Texas 78205                   297,687             2.65%

Fredric L. Holliger (3)(8)
23733 North Scottsdale Road
Scottsdale, Arizona 85255                   67,387              *

Harry S. Howard, Jr. (4)
Box 1064
Carefree, Arizona 85377                      1,500              *

Richard T. Kalen, Jr.
6162 East Mockingbird Lane, Suite 213
Dallas, Texas 75214                            100              *

A. Wayne Davenport (5)
23733 North Scottsdale Road
Scottsdale, Arizona 85255                    3,333              *

Morgan Gust (6)(8)
23733 North Scottsdale Road
Scottsdale, Arizona 85255                   24,616              *

Gary L. Nielsen (7)(8)
23733 North Scottsdale Road
Scottsdale, Arizona 85255                   25,749              *

Bank of America NT&SA (8)
as Trustee of Giant Industries, Inc.
Employee Stock Ownership Plan
555 South Flower Street, Suite 1202
Los Angeles, California 90071            1,426,419            12.68%

FMR Corp. (9)
82 Devonshire Street
Boston, Massachusetts 02109                816,400             7.26%

Ingalls & Snyder LLC (10)
61 Broadway
New York, New York 10006                   802,325             7.13%

The Guardian Life Insurance
Company of America (11)
201 Park Avenue South
New York, New York 10003                   572,700             5.09%

Executive officers and directors
as a group (9 persons)
(1)(2)(3)(4)(5)(6)(7)(8)                 3,296,473            28.84%

_______________
*Less than 1%

(1) Includes 13,061 shares of restricted stock over which Mr. Acridge has sole voting power but which are subject to certain investment restrictions. Includes 163,255 shares of Company Common Stock held by the ESOP and allocated to Mr. Acridge as of December 31, 1994, the most recent date for which information as to individual allocations is available. Includes 108,754 shares subject to presently exercisable options and options exercisable within 60 days of February 29, 1996. Mr. Acridge has pledged 2,491,639 shares of Company Common Stock to various financial institutions as security for loans the proceeds of which were used for general purposes and not to finance the acquisition of Company
     Common Stock. Mr. Acridge retains the right to direct the voting and disposition of such shares and the right to receive all dividends, subject to standard default provisions.

(2) Includes 1,761 shares held by the Frederick C. Hixon Trust, as to which Mr. George C. Hixon, as one of the trustees of such trust, shares voting and investment power. Mr. Hixon disclaims beneficial ownership of all such shares. Includes 244 shares owned by Mr. Hixon's wife as to which Mr. Hixon disclaims beneficial ownership.

(3) Includes 2,902 shares of restricted stock over which Mr. Holliger has sole voting power but which are subject to certain investment restrictions. Includes 5,694 shares of Company Common Stock held by the ESOP and allocated to Mr. Holliger as of December 31, 1994, the most recent date for which information as to individual allocations is available. Includes 37,551 shares subject to presently exercisable options and options exercisable within 60 days of February 29, 1996. Includes 3,000 shares of Company Common Stock owned by Mr. Holliger's three minor children as to which Mr. Holliger disclaims beneficial ownership.

(4) Shares are held in a living trust where Mr. Howard and his spouse are settlors, co-trustees and beneficiaries.

(5) Includes 3,333 shares subject to presently exercisable options and options exercisable within 60 days of February
     29, 1996.

(6) Includes 3,116 shares of Company Common Stock held by the ESOP and allocated to Mr. Gust as of December 31, 1994, the most recent date for which information as to individual allocations is available. Includes 21,000 shares subject to presently exercisable options and options exercisable within 60 days of February 29, 1996.

(7) Includes 8,544 shares of Company Common Stock held by the ESOP and allocated to Mr. Nielsen as of December 31, 1994, the most recent date for which information as to individual allocations is available. Includes 9,900 shares subject to presently exercisable options and options exercisable within 60 days of February 29, 1996.

(8) Shares of Company Common Stock allocated to the accounts of executive officers are reported under the share ownership totals of both the ESOP and such executive officers. Each ESOP participant has the right to direct the Trustee to vote the participant's proportionate share of all shares of Company Common Stock held by the ESOP with such proportionate share being determined by multiplying the total number of shares held by the ESOP by a fraction, the numerator of which is the number of shares allocated to such participant and the denominator of which is the number of shares allocated to all participants' accounts as of the Record Date. The
     Trustee of the ESOP and the participants have shared dispositive power with respect to the shares allocated to a participant's account.

(9) Such shares are as reported on FMR Corp.'s Amendment No. 3 to Schedule 13G dated February 14, 1996. This Amendment No.
     3 states that Fidelity Management & Research Company ("Fidelity") of the same address, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of such shares as a result of acting as investment advisor to various investment companies. The ownership of one investment company, Fidelity Low-Priced Stock Fund of the same address, amounted to 716,600 shares. Johnson family members may be deemed to form a controlling group with respect to FMR Corp. Edward C. Johnson 3d, chairman of FMR Corp., FMR Corp. through its control of Fidelity, and the Funds each has sole power to dispose of the shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(10) Such shares are as reported on Ingalls & Snyder LLC's
     Amendment No. 1 to Schedule 13G dated January 17, 1996.
     Ingalls & Snyder LLC is a New York limited liability company.

(11) Such shares are as reported on The Guardian Life Insurance Company of America's ("Guardian Life") Schedule 13G dated February 14, 1996. This Schedule 13G states that Guardian Life is an insurance company with sole voting and dispositive power as to 199,000 of such shares; its wholly-owned subsidiary, Guardian Investor Services Corporation, is investment advisor to The Guardian Park Ave. Fund and The Guardian Stock Fund, Inc., each a mutual fund with shared voting and dispositive power as to 129,500 and 192,500, respectively, of such shares; and employees of Guardian Life participate in The Guardian Employees' Incentive Savings Plan and The Guardian Life Insurance Company of America Master Pension Trust which have shared voting and dispositive power as to 31,000 and 20,700, respectively, of such shares.

                  COMPLIANCE WITH SECTION 16(a)

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and any amendments thereto furnished to the Company during 1995, and Forms 5 and any amendments thereto furnished to the Company with respect to 1995, or written representations that no Forms 5 were required, the Company believes that each person who at any time during 1995 was a director, officer, or greater than 10% beneficial owner filed on a timely basis reports required by Section 16(a) during 1995 and prior fiscal years.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Kalen, Hixon and Howard served on the Compensation Committee throughout 1995. No member of the Committee was an officer or employee or former officer or employee of the Company or any of its subsidiaries. There were no relationships required to be disclosed pursuant to Item 402(j)(3) of Regulation S-K.

     Giant contracts on an as needed basis for consulting and executive search services with Kalen & Associates, a company owned by Mr. Richard T. Kalen, Jr. During 1995, Kalen & Associates received $66,076 for executive search services and reimbursable expenses rendered to Giant. The Company believes that this contract is fair to the Company and Giant and is in the Company's and Giant's best interests. Giant and the Company intend to continue utilization of services provided by Kalen & Associates on an as needed basis.

                     CERTAIN TRANSACTIONS

     Giant leases approximately 46,467 square feet of land as a service station site in a shopping center owned by a partnership owned by Mr. Acridge. The service station site is located immediately adjacent to the Company's headquarters. Base rent is $6,875 per month, subject to adjustment upwards every five years based on changes in the Consumer Price Index, for an initial lease term of ten years with four renewal options of five years each. Giant and the partnership each have a right of first refusal upon any sale of the site or the service station, respectively, during the lease term. During 1995, Giant paid $97,009 as rent, rental taxes, and common area maintenance expenses under the terms of the lease. The partnership rents excess office space from Giant consisting of six offices and the associated work areas in the headquarters building. The partnership pays rent at the rate of $13.00 a square foot per year. The rental arrangement is cancelable by either party on 10 days notice. In addition, the partnership reimburses Giant for the costs and expenses of any maintenance or other services performed by Giant for the benefit of the shopping center. During 1995, the partnership paid Giant $29,842 as rent, rental taxes and expense reimbursement. The Company believes that the transactions are fair to the Company and Giant and are in the Company's and Giant's best interests.

     Certain other related party transactions are described above under the heading "Compensation Committee Interlocks and Insider Participation." It is the policy of the Board of Directors to review all related party transactions at least once a year.

           RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 1996, subject to final approval of the Audit Committee and ratification by the Stockholders at the Annual Meeting. Deloitte & Touche LLP were also independent auditors for the Company for the year ended December 31, 1995. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
INDEPENDENT AUDITORS.

                   STOCKHOLDERS' PROPOSALS

     The Company welcomes comments or suggestions from its stockholders. In the event that a stockholder desires to have a proposal formally considered at the 1997 Annual Meeting of Stockholders, and evaluated by the Board for inclusion in the Proxy Statement for that meeting, the proposal must be received in writing by the Secretary of the Company at the address set forth on the first page hereof on or before November 30, 1996.

                        OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the Annual Meeting should be properly presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the Annual Meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

                   By Order of the Board of Directors

                   /s/ Morgan Gust
                   ----------------------------------------------
                   Morgan Gust
                   Secretary, Vice President and General Counsel

Scottsdale, Arizona
March 29, 1996

                              APPENDIX A


PROXY                    GIANT INDUSTRIES, INC.                       PROXY
                     23733 NORTH SCOTTSDALE ROAD
                      SCOTTSDALE, ARIZONA 85255

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GIANT INDUSTRIES, INC.


      Morgan Gust, A Wayne Davenport and Gary L. Nielsen, and each of them, are appointed proxies, with full power of substitution, to vote all of the stock of the undersigned shown on the reverse side hereof at the Annual Meeting of Stockholders of Giant Industries, Inc., to be held on Thursday, May 16, 1996, or at any postponement or adjournment thereof, with the same effect as if the undersigned were present and voting the stock on all matters set forth in the Notice of Annual Meeting of Stockholders, dated March 29, 1996, and the Proxy Statement, dated March 29, 1996, as directed on the reverse side hereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEE IN ITEM 1, FOR ITEM 2 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES OR ANY OF THEM ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

    PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                   IN THE ENCLOSED PREPAID ENVELOPE.

            (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)

                      GIANT INDUSTRIES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED BELOW AND FOR ITEM 2.

                                           FOR   WITHHOLD
1.  Election of Director-
    NOMINEE: F. Michael Geddes             [ ]     [ ]

                                           FOR   AGAINST    ABSTAIN
2.  Ratification of the appointment of     [ ]     [ ]        [ ]
    Deloitte & Touche LLP by the Board
    of Directors as the independent
    auditors of the Company and its
    subsidiaries for the fiscal year
    ending December 31, 1996.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.


                                   Dated:______________________, 1996

                     Signature(s)____________________________________

                     ________________________________________________
                     Please date and sign EXACTLY as your name or names appear herein. Persons signing in a fiduciary capacity or as corporate officers should so indicate.

                         APPENDIX B
         DESCRIPTION OF GRAPHIC AND IMAGE MATERIAL

1. Location:      Top Right Corner of the Notice of Annual
                  Meeting of Stockholders
   Item:          Giant Logo
   Description:   The Giant logo consists of the word "Giant" reversed
                  out of solid burgundy with the words "Industries, Inc." right underneath it.

2. Location:      Proxy Statement under the heading "Comparison
                  of Cumulative Total Return Among the Company,
                  S&P Industrials Index, and S&P Energy
                  Composite Index"
   Item:          Performance Graph
   Description:   The description and interpretation of the data
                  in the graph is described in the body of the Proxy Statement.

3. Location:      Back side of Proxy Card Appendix A, second line
                  after the word "ONLY"
   Item:          Method of Marking Vote
   Description:   Oval filled-in in dark ink.